Exhibit 99.1
Harbin Electric Reports Record Quarterly Revenues and Operating Income in the Third Quarter 2009

Third Quarter 2009 Financial Highlights
▪	Total revenues were $46.93 million, up 18% from 3Q08 and 22% from 2Q09, respectively
▪	Adjusted net income was $10.95 million, up 41% and 48% from $7.75 million and $7.42 million in 3Q08 and in 2Q09, respectively
▪	Operating profits were $13.04 million, up 24% and 48% from $10.52 million in 3Q08 and $8.82 million in 2Q09, respectively
▪	GAAP earnings per diluted share were a loss of $0.07
▪	Adjusted non-GAAP earnings per diluted share were $0.40 compared with $0.34 in 3Q08 and $0.33 in 2Q09, respectively

Harbin, China, November 10, 2009 – Harbin Electric, Inc. (“Harbin Electric” or the “Company”, NASDAQ: HRBN), a leading developer and manufacturer of a wide array of electric motors in the People’s Republic of China, today announced its third quarter 2009 financial results. The Company filed its quarterly report on Form 10-Q on Monday, November 9, 2009.

Quarterly Key Financial Figures

	3Q09	3Q08	2Q09

Revenue	$46,932,031	$39,659,669	$38,363,484

Gross Profit	$16,761,234	$13,771,968	$12,863,276

Gross Profit Margin	35.7%	34.7%	33.5%

Operating Income	$13,043,644	$10,519,189	$8,815,820

Operating Margin	27.8%	26.5%	23.0%

Net (Loss) Income	$(1,907,964)	$7,753,668	$(5,419,364)

Adjusted Net Income*	$10,953,069	$7,753,668	$7,422,866

Diluted EPS	$(0.07)	$0.34	$(0.24)

Adjusted Diluted EPS*	$0.40	$0.34	$0.33

*See Reconciliation of non-GAAP measure to GAAP net income. Also see “About Non-GAAP Financial Measures” toward the end of this release

Reconciliation of non-GAAP measure to GAAP net income

	Three Months Ended
	September 30		June 30
	2009	2008	2009
Net Income (Loss)	$(1,907,964)	$7,753,668	$(5,419,364)
Deduct
Other income-Government grant	$0	$0	$(1,172,560)
Gain on debt repurchase	$(4,155,000)	$0	$0
Add back:
Amortization associated with debt repurchase	$7,279,487	$0	$0
Loss on cross currency interest rate swap settlement	$9,000,000	$0	$0
Change in fair value of warrant	$736,546	$0	$14,014,790
Adjusted Net Income	$10,953,069	$7,753,668	$7,422,866

Diluted EPS	$(0.07)	$0.34	$(0.24)
Deduct:
Other income-Government grant	$0.00	$0.00	$(0.05)
Gain on debt repurchase	$(0.15)	$0.00	$0.00
Add back:
Amortization associated with debt repurchase	$0.27	$0.00	$0.00
Loss on cross currency interest rate swap settlement	$0.33	$0.00	$0.00
Change in fair value of warrant	$0.02	$0.00	$0.62
Adjusted Diluted EPS	$0.40	$0.34	$0.33

“We believe that the third quarter was yet another significant period on our way to becoming a global leader in the electric motor industry. Our goal is to build China’s largest and most diversified developer and manufacturer of electric motors across all technologies: linear motors, micro-motors, and rotary motors, a company that we believe will produce great returns in periods of global economic growth but will also perform well in times of economic uncertainty thanks to the diversification of its products and customer base.”

“First, we have achieved the best quarter in the Company’s history in terms of our operating results despite continuing economic challenges, particularly in North America. Robust orders in oil pumps and industrial rotary motors in China helped offset continued weakness in specialty micro motors and overseas sales” said Tianfu Yang, Chairman and Chief Executive Officer of Harbin Electric.

“I am very proud of these record operating results and very thankful for the hard work of our staff who overcame capacity constraints with substantial overtime work to meet increased demand for our products and to keep our customers happy.”

“Secondly, we completed the acquisition of Xi’an Tech Full Simo Motor and the integration and consolidation of its business with our other businesses are moving smoothly. Xi’an Simo has also been experiencing robust demand in its rotary motors and orders are exceeding current capacity due to limited equipment and production lines.  While we are working on a plan to expand capacity and improve manufacturing efficiency, we expect Xi’an Simo to contribute solidly to our total operating results beginning next quarter.”

Looking forward, Mr. Yang said, “We expect operating results in the fourth quarter to remain strong.  While oil pump sales should be seasonally softer and the subway train project is continuing its final testing stage, we expect our rotary motors order book to remain robust and to exceed current capacity. Additionally, we expect the linear motor freight train project for coal transportation to begin contributing to our total revenues and profits in the coming quarters. In the specialty micro-motor business, while we see some higher order volumes going into the fourth quarter with existing products, our Shanghai facility is working hard with our North American customers and we anticipate that this facility will begin the production of new products soon.”

Revenues
Total revenues of $46.93 million were up 18% from $39.66 million in the third quarter of 2008 (“3Q08”) and up 22% from $38.36 million in the second quarter of 2009 (“2Q09”). International sales totaled $3.30 million for the quarter, down 45% and 7% from $6.06 million and $3.58 million in the third quarter of 2008 and the second quarter of 2009, respectively, reflecting continued economic weakness in North America.

Compared with 3Q08, higher revenues in this quarter were driven by growth in the linear motor and industrial rotary motor businesses. Linear motor sales were up 18% mainly due to significant higher sales of oil pumps to Daping Oil Field, with 259 units sold compared to 64 units in the same quarter of 2008. Higher sales in oil pumps more than offset the sales decline in other linear motors and related systems. Continued strong demand for rotary motors boosted industrial rotary motor sales by 37%.

Compared with 2Q09, sales increased 22%, driven by a 42% growth in linear motors and a 22% growth in the industrial rotary motors, while sales of specialty micro-motors and other products remained relatively flat. Robust sales of oil pumps were the major contributor to sales growth in linear motors (259 units of oil pumps in 3Q09 versus 105 units in 2Q09).

The following table presents the revenue contribution by percentage for each major product line in 3Q09 in comparison with 3Q08 and 2Q09.

Product Line	Percent of Total Revenues (%)
	3Q09	3Q08	2Q09
Linear Motors and Related Systems	35.0%	35.0%	30.1%
Specialty Micro-Motors	18.0%	23.0%	22.3%
Rotary Motors	44.0%	38.0%	44.1%
Others	3.0%	4.0%	3.5%
Total	100%	100%	100%

International Sales	7.0%	15.3%	9.3%

Net Income
The Company recorded a net loss of $1.91 million, or a loss of $0.07 per diluted share, in this quarter, which included special non-cash and non-recurring items totaling a loss of $12.86 million or $(0.47) per diluted share. This compared with a net income of $7.75 million, or $0.34 per diluted share, in 3Q08 and a net loss of $5.42 million, or $(0.24) per diluted share, in 2Q09, which included special non-cash and non-recurring items totaling a loss of $12.84 million or $(0.58) per diluted share.

The adjusted net income of $10.95 million, or the adjusted EPS of $0.40 per diluted share, for 3Q09 excludes special non-cash and non-recurring items including a gain of $4.16 million on debt repurchase, a loss of $7.28 million additional amortization of debt discount and debt issuance costs associated with the repurchase of 2010 Notes and 2012 Notes, a loss of $9 million due to the termination of the cross currency interest rate swap, and a loss of $0.74 million due to change in fair value of the warrants outstanding. This adjusted net income compares, on the same basis, with the net income of $7.75 million, or $0.34 per diluted share, in 3Q08, and adjusted net income of $7.42 million, or $0.33 per diluted share, in 2Q09, respectively.

Compared to 3Q08, the higher adjusted net income was primarily driven by higher sales. Other factors such as higher gross margin, higher non-operating income, and relatively lower operating cost and lower interest expense also contributed.

Compared to 2Q09, the higher adjusted net income was mainly attributable to higher sales, higher gross margin, and relatively lower operating cost.

Gross Profit Margin
The following table presents the average gross profit margin by product line for 3Q09, in comparison to 3Q08 and 2Q09. The improvement in overall gross profit margin was primarily due to changes in product mix where sales of higher gross margin oil pumps increased sharply in the quarter. The slight decline in gross margin in the industrial rotary motor business was mainly due to higher raw material costs.

Product Line	Gross Profit Margin (%)
	3Q09	3Q08	2Q09
Linear Motors and Related Systems	62.1%	53.9%	56.9%
Specialty Micro-Motors	40.4%	40.6%	40.4%
Rotary Motors	11.8%	12.3%	13.2%
Others	48.1%	47.1%	48.0%
Corporate Average	35.7%	34.7%	33.5%

International Business	44.2%	45.0%	42.6%

Operating Profit
Operating profits of $13.04 million in 3Q09 represented a 24% increase from $10.52 million in 3Q08 and a 48% growth from $8.82 million in 2Q09.

Compared to 3Q08, higher operating earnings benefited from increased sales and improved gross margin. Total operating costs including selling, general and administrative (“SG&A”) expenses and research & development (R&D) expenses, were $3.72 million for the current quarter, compared to $3.25 million for the same quarter in 2008. As a percentage of total sales, operating costs decreased from 8.2% to 7.9%. Operating margin improved to 27.8% from 26.5% in the same quarter of last year. The margin improvement was primarily attributable to a higher gross margin and relatively lower operating costs.

Compared to the second quarter of 2009, operating profits increased by $4.23 million, primarily driven by higher sales, higher gross margin, and lower SG&A expenses. Operating margin improved to 27.8% from 23.0% in the previous quarter, driven by higher gross margin and lower SG&A expenses. As a percentage of total sales, operating costs declined to 7.9% from 10.6% in the previous quarter.

Interest expense
Net interest expense was $8.48 million for 3Q09, which included $8.21 million amortization of debt discount, of which $6.60 million was related to the debt repurchase, and $0.90 million to amortization of debt issuance costs, of which $0.68 million was related to the debt repurchase. Excluding these special charges, net interest expense was $1.20 million. This compares to net interest expense of $2.06 million for 3Q08 and $0.84 million for 2Q09. In all periods, net interest expense included non-cash amortization expense of debt discount and debt issuance cost.

Income Taxes
The income tax provision was $1.95 million for the current quarter, compared with $1.41 million and $1.48 million for 3Q08 and 2Q09, respectively.

Liquidity and Capital Resources
As of September 30, 2009, the Company had cash of $154.9 million, generated from operations, cash proceeds from the conversion of outstanding warrants, and cash proceeds from the issuance of 7,187,500 shares of common stock at $16 per share in a public offering during the third quarter. Cash provided by operating activities was $37.5 million for the nine months ended September 30, 2009, compared to cash provided by operating activities of $23.7 million in the same period of 2008. Net proceeds from the conversion of warrants totaled $11.1 million. Net proceeds from stock issuance totaled $107.5 million.

During the nine months ended September 30, 2009, the Company used $32,745,000 in cash to repurchase and repay a total of $36,900,000 aggregate principal amount of the 2010 and 2012 Notes, including the mandatory redemption of $2.0 million principal amount of the 2010 Notes on March 1, 2009 and of $2.4 million principal amount of the 2012 Notes on September 1, 2009. During 3Q09, the Company made cash payment of $9 million to terminate the cross currency interest rate swap agreement that the Company entered on April 17, 2007 with Merrill Lynch.

On October 22, 2009, the Company utilized approximately $84 million (RMB 572,665,304) of the net cash proceeds from its August public offering in connection with its acquisition of Xi’an Tech Full Simo Motor Co. Ltd. The Company may be required to make an additional cash purchase price payment within seven (7) months of the closing date of the acquisition.

Earnings Conference Call and Webcast

The Company will host a conference call to discuss its third quarter 2009 financial results at 8:30 a.m. ET on Tuesday, November 10, 2009. Tianfu Yang, Chairman and Chief Executive Officer, Zedong Xu, Chief Financial Officer, and Christy Shue, Executive Vice President will be on the call.

To participate in the conference call, please dial any of the following numbers:

USA:	1-800-603-1779
International:	1-706-643-7429
North China:	10-800-713-0924
South China:	10-800-130-0748

The conference ID for the call is 38740658

A replay of the call will be available beginning at 9:30 a.m. ET on November 10th, 2009 and will remain available through midnight on November 17th, 2009.

To access the replay, please dial any of the following numbers:

USA:	1-800-642-1687
International:	1-706-645-9291

Passcode is 38740658.

This conference call will be broadcast live over the Internet. To listen to the live webcast, go to http://www.harbinelectric.com and click on “Harbin Electric Q3 2009 Financial Results Conference Call”. The replay of the webcast will be available for 30 days and will be archived on the Investor Kits page of the website after 30 days.

About Non-GAAP Financial Measures
The management of Harbin Electric uses non-GAAP adjusted net earnings to measure the performance of the Company’s business internally by excluding non-recurring items as well as special non-cash charges.  The Company’s management believes that these non-GAAP adjusted financial measures allow the management to focus on managing business operating performance because these measures reflect the essential operating activities of Harbin Electric and provide a consistent method of comparison to historical periods. The Company believes that providing the non-GAAP measures that management uses internally to its investors is useful to investors for a number of reasons. The non-GAAP measures provide a consistent basis for investors to understand Harbin Electric's financial performance in comparison to historical periods without variation of non-recurring items and non-operating related charges. In addition, it allows investors to evaluate the Company's performance using the same methodology and information as that used by the management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from GAAP financial measure. However, the management of Harbin Electric compensates for these limitations by providing the relevant disclosure of the items excluded.

About Harbin Electric, Inc.
Harbin Electric, headquartered in Harbin, China, is a leading developer and manufacturer of a wide array of electric motors with a focus on innovative, customized and value-added products. Its major product lines include industrial rotary motors, linear motors, and specialty micro-motors. The Company's products are purchased by a broad range of domestic and international customers, including those involved in energy industry, factory automation, food processing, packaging, transportation, automobile, medical devices, machinery and tool manufacturing, chemical, petrochemical, as well as in the metallurgical and mining industries. With a recent acquisition of industrial rotary motor business, the Company operates four manufacturing facilities in China located in Xi’an, Weihai, Harbin and Shanghai.

As China continues to grow its industrial base, Harbin Electric aspires to be a leader in the industrialization and technology transformation of the Chinese manufacturing sector. To learn more about Harbin Electric, visit http://www.harbinelectric.com.

Safe Harbor Statement
The actual results of Harbin Electric, Inc. could differ materially from those described in this press release. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in the Company's periodic filings with the U.S. Securities and Exchange Commission, including the factors described in the section entitled "Risk Factors" in its annual report on Form 10-K for the year ended December 31, 2008. The Company does not undertake any obligation to update forward-looking statements contained in the press release. This press release contains forward-looking information about the Company that is intended to be covered by the safe harbor for forward- looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may, "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and the Company's future performance, operations and products.

For investor and media inquiries, please contact:

    In China
     Harbin Electric, Inc.
     Tel:   +86-451-8611-6757
     Email: MainlandIR@Tech-full.com

    In the U.S.
     Christy Shue
     Harbin Electric, Inc.
     Executive VP, Finance & Investor Relations
     Tel:   +1-631-312-8612
     Email: cshue@HarbinElectric.com

     Kathy Li
     Christensen Investor Relations
     Tel:   +1-212-618-1987
     Email: kli@christensenir.com

HARBIN ELECTRIC, INC. AND SUBSIDIARIES
 CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMPER 30, 2009 (UNAUDITED) AND DECEMBER 31, 2008

	September 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$154,890,100	$48,412,263
Restricted cash	1,026,900	513,450
Notes receivable	566,356	1,451,977
Accounts receivable, net of allowance for doubtful accounts of $ 697,602 and $153,155 as of September 30, 2009 and December 31, 2008, respectively	36,446,837	30,284,080
Inventories	12,638,401	21,960,084
Other receivables & prepaid expenses	232,203	248,552
Advances on inventory purchases	2,858,528	3,529,607
Total current assets	208,659,325	106,400,013

PLANT AND EQUIPMENT, net	99,735,468	94,931,999

OTHER ASSETS:
Debt issuance costs, net	500,223	1,672,279
Advances on equipment purchases	10,817,565	10,416,187
Advances on intangible assets	4,207,356	1,892,430
Goodwill	12,273,778	12,273,778
Other intangible assets, net of accumulated amortization	5,642,260	6,430,397
Other assets	748,832	471,220
Deposit in derivative hedge	-	1,000,000
Total other assets	34,190,014	34,156,291

Total assets	$342,584,807	$235,488,303

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Notes payable - short term	$2,053,800	$1,026,900
Accounts payable	9,022,153	8,415,919
Short term loan – bank	4,254,300	4,180,950
Other payables & accrued Liabilities	1,750,848	2,789,792
Customer deposits	1,581,701	1,244,622
Taxes payable	2,844,079	2,096,521
Interest payable	39,089	800,954
Cross currency hedge payable	-	175,986
Current portion of notes payable, net of debt discount of $2,173,797 and $4,420,129 as of September 30, 2009 and December 31, 2008, respectively	6,926,203	1,979,871
Total current liabilities	28,472,173	22,711,515

LONG TERM LIABILITIES:
Amounts due to original shareholder	733,500	733,500
Notes payable, net of debt discount of $0 and $7,969,005 as of September 30, 2009 and December 31, 2008, respectively	-	31,630,995
Fair value of derivative instrument	-	5,762,958
Warrant liability	3,586,948	-

Total liabilities	32,792,621	60,838,968

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Common Stock, $0.00001 par value, 100,000,000 shares authorized, 30,803,651 and 22,102,078 shares issued and outstanding as of September 30, 2009 and December 31, 2008, respectively	308	220
Paid-in-capital	216,942,057	95,029,290
Retained earnings	56,243,099	52,100,479
Statutory reserves	17,900,660	14,573,994
Accumulated other comprehensive income	18,706,062	12,945,352
Total shareholders' equity	309,792,186	174,649,335

Total liabilities and shareholders' equity	$342,584,807	$235,488,303

HARBIN ELECTRIC, INC. AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBPER 30, 2009 AND 2008
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

REVENUES	$46,932,031	$39,659,669	$116,020,408	$86,076,927

COST OF SALES	30,170,797	25,887,701	75,472,120	50,089,348

GROSS PROFIT	16,761,234	13,771,968	40,548,288	35,987,579

RESEARCH AND DEVELOPMENT EXPENSE	468,309	130,360	1,270,111	414,731

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	3,249,281	3,122,419	9,393,121	8,193,199

INCOME FROM OPERATIONS	13,043,644	10,519,189	29,885,056	27,379,649

OTHER EXPENSE (INCOME), NET
Other income, net	(1,062,650)	(707,993)	(3,702,914)	(955,182)
Interest expense, net	8,478,316	2,058,543	10,762,228	5,536,054
Loss on cross currency hedge settlement	9,000,000	-	9,000,000	-
Gain on debt extinguishment	(4,155,000)	-	(4,155,000)	-
Change in fair value of warrant	736,546	-	12,177,915	-
Total other expense, net	12,997,212	1,350,550	24,082,229	4,580,872

INCOME BEFORE PROVISION FOR INCOME TAXES	46,432	9,168,639	5,802,827	22,798,777

PROVISION FOR INCOME TAXES	1,954,396	1,414,971	4,475,821	3,460,930

NET (LOSS) INCOME	(1,907,964)	7,753,668	1,327,006	19,337,847

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustment	292,230	400,094	(2,248)	8,755,781
Change in fair value of derivative instrument	3,322	4,359,163	(3,237,042)	4,109,529
OTHER COMPREHENSIVE INCOME, NET	295,552	4,759,257	(3,239,290)	12,865,310

COMPREHENSIVE (LOSS) INCOME	$(1,612,404)	$12,512,925	$(1,912,284)	$32,203,157

(LOSS) EARNINGS PER SHARE:
Basic	$(0.07)	$0.35	$0.06	$0.99
Diluted	$(0.07)	$0.34	$0.06	$0.92

WEIGHTED AVERAGE NUMBER OF SHARES
Basic	27,076,669	21,981,374	23,861,950	19,619,000
Diluted	27,076,669	23,075,834	24,024,172	20,911,930

HARBIN ELECTRIC, INC. AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008
(UNAUDITED)

	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,327,006	$19,337,847
Adjustments to reconcile net income to cash
provided by (used in) operating activities:
Depreciation	1,943,019	1,124,953
Amortization of intangible assets	818,118	757,959
Amortization of debt issuance costs	1,172,056	480,455
Amortization of debt discount	10,215,337	3,557,014
Gain on debt extinguishment	(4,155,000)	-
Realized loss on extinguishment of derivative liability	9,000,000	-
Gain on derivative instrument	-	(318,131)
Share-based compensation	827,218	1,368,688
Bad debt expense	544,040	-
Change in fair value of warrants	12,177,915	-
Change in operating assets and liabilities
Notes receivable	884,957	(489,321)
Accounts receivable	(6,702,093)	(5,422,500)
Inventories	9,314,625	1,616,743
Other receivables & prepaid expenses	16,337	4,090,907
Other receivables - related parties	-	(3,364)
Advances on inventory purchases	670,580	1,549,898
Other assets	(277,487)	(155,561)
Accounts payable	604,793	294,195
Other payables & accrued liabilities	(1,037,449)	(2,943,839)
Other payables - related party	-	(47,572)
Customer deposits	336,826	(283,885)
Taxes payable	746,996	311,387
Interest payable	(976,940)	(1,122,000)
Net cash provided by operating activities	37,450,854	23,703,873

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash acquired through acquisition	-	5,077,545
Payment for advances on intangible assets	(2,313,190)	-
Payment for advances on equipment purchases	(401,077)	(2,330,053)
Purchase of intangible assets	(30,571)	(258)
Purchase of plant and equipment	(758,515)	(19,761,402)
Additions to construction-in-progress	(5,945,269)	-
Payment to original shareholders for acquisition	-	(49,850,250)
Net cash used in investing activities	(9,448,622)	(66,864,418)

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in restricted cash	(513,065)	(2,517,605)
Proceeds from stock issuance	107,491,950	46,290,743
Proceeds received from conversion of warrants and options	11,144,999	1,205,543
Decrease in deposit to secure investment in cross currency hedge	1,000,000	-
Payment of cross currency hedge	(9,000,000)	-
Proceeds from cross currency hedge	-	145,945
Payment on notes payable	(32,745,000)	(4,000,000)
Proceeds from notes payable-short term	4,098,656	-
Payment on notes payable-short term	(3,072,526)	-
Proceeds from short term loan	4,251,110	-
Payment of short term loan	(4,177,815)	(716,850)
Net cash provided by financing activities	78,478,309	40,407,776

EFFECTS OF EXCHANGE RATE CHANGE ON CASH	(2,704)	1,994,144

INCREASE (DECREASE) IN CASH	106,477,837	(758,625)

Cash and cash equivalents, beginning of period	48,412,263	45,533,893

Cash and cash equivalents, end of period	$154,890,100	$44,775,268